EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-117198 on Form S-3/A and 333-117199 on Form S-8 of our report dated March 15, 2007, relating to the consolidated financial statements and financial statement schedule of MEDTOX Scientific, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s method of accounting for share-based compensation by adopting Statement of Financial Accounting Standards No. 123(R), as discussed in Note 9 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of MEDTOX Scientific, Inc. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

March 15, 2007